Exhibit (17)(h)




                    HAWAII MUNICIPAL FUND INVESTOR CLASS
                  HAWAII MUNICIPAL FUND INSTITUTIONAL CLASS
                         HAWAII INTERMEDIATE FUND

                  SUPPLEMENT DATED APRIL 30, 2007 TO THE
                    STATEMENT OF ADDITIONAL INFORMATION
                            DATED FEBRUARY 1, 2007





Effective immediately, the Distributor to the Funds noted above has changed its name from First Pacific Securities, Inc. to Lee Financial Securities, Inc. All references in the statement of additional information to First Pacific Securities, Inc. are hereby replaced by Lee Financial Securities, Inc.

Effective immediately, the Transfer Agent and Dividend Disbursing Agent and the Shareholder Services Agent to the Funds noted above have changed their respective names from First Pacific Recordkeeping, Inc. to Lee Financial Recordkeeping, Inc. All references in the statement of additional information to First Pacific Recordkeeping, Inc. are hereby replaced by Lee Financial Recordkeeping, Inc.











                           Supplement to the Statement of Additional Information